Exhibit 10.48

November 21, 2003

Alan "A.J." Ballard

Dear A.J.:

American Technology Corporation ("ATC) is pleased to present you with this employment offer under the following terms and conditions:

Title:	Sr. Manager of Maritime Sales

Tentative Start Date:	December 22, 2003 (negotiable)

Annual Base Salary:	$90,000

Bonus:
You will participate in a team-based incentive compensation plan being developed by a human resources consultant to be reviewed by the board of directors for the military & government operations division.

Stock Options:
Management will recommend to the Compensation Committee at its first meeting following your start date that you be granted stock options to purchase 20,000 shares of common stock. The options will have an exercise price equal to the fair market value of our common stock (determined in accordance with our 2002 Stock Option Plan) on the date the Compensation Committee approves the grant, and will be exercisable for [five] years after grant, subject to earlier termination as set forth in the 2002 Stock Option Plan. The options will vest over [two] years, with one quarter of the shares vesting [six months] after the grant date, and the balance vesting [quarterly] until the [second] anniversary of the grant date. These options will be incentive stock options to the extent they can qualify as incentive stock options under the Internal Revenue Code.

Benefits:
Medical and dental insurance: ATC will provide coverage in terms stated in our Policy Manual. Premiums for both medical and dental insurance for employee and dependents are covered at 100% for HMO levels. If available, the employee can elect to upgrade the coverage at the cost to the employee. Benefits commence on first day of the month of employment. Life insurance coverage is part of the Dental plan and is covered by ATC.

ATC observes 9 paid holidays per calendar year. Our Personal Days Off ("PDO") policy is a combination of vacation and sick days. POO hours are accrued per pay period. Your schedule is as follows:

Year 1-4: 3 weeks or 4.62 hours per pay period (15 days);
Over 4: 4 weeks or 6.15 hours per pay period (20 days).

Vacation Accruals (PDO) will max out at 200 hours

A 401k package is available with multiple investment options and a company match of 25% of Employees deferral up to 6%.

Position Description:
You will work for the Vice President of Military and Government Operations, with a collateral reporting to the Director of Military Sales in the Maine office to coordinate day-to-day sales and marketing activity. Responsibilities include:

Sales: primarily the maritime market, particularly U.S. Navy, U.S. Coast Guard, foreign navies/coast guard; commercial shipping and ports; plus force protection markets worldwide.

Functional: government contracting including the bidding process, negotiations, price substantiation, FAR compliance, and contract administration.

Policy Manual:	Additional terms of your employment may be set forth in ATC's Policy Manual, as revised from time to time, copy enclosed.

Arbitration:	You will be required to sign the attached Mutual Agreement to Arbitrate ("Arbitration Agreement"). (see exhibit)

You are entitled to all the published benefits of the company including, but not limited to those listed above. You are subject to a review after your completion of the 90-day probationary period to determine satisfaction of fulfilling job responsibilities as directed by Carl Gruenler, Vice President of Military & Government Operations. After successful completion of the probationary period and review, you are eligible for time off accrued during the probationary period.

Please sign this offer in the space provided below signifying that you have read and accept the terms herein. Let me say that everyone at ATC is looking forward to having a person of your caliberjoin the team and hope you feel welcome!

Sincerely,

/s/ Carl Gruenler	/s/ A.J. Ballard
A.J. Ballard
9 Dec 2003

Carl Gruenler
Vice President of Military & Government Operations

COO Reviewed: /s/ KJ

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